Exhibit 99.1

pingtan marine enterprise ANNOUNCES PURCHASE OF

SIX INTERNATIONALLY LICENSED FISHING VESSELS

FUZHOU, China, June 30, 2015 /PRNewswire/ -- Pingtan Marine Enterprise Ltd. (Nasdaq: PME), ("Pingtan," or the "Company") a global fishing company based in the People's Republic of China (PRC), today announced that the Company has expanded its fleet through the purchase of six fishing vessels from two companies for approximately RMB 344.4 million (or USD $56.3 million).

Purpose of Transaction

In addition to expanding the fleet, Pingtan's management also recognized the need to properly diversify its asset base in light of the moratorium by the Indonesian government prohibiting the Company's 117 licensed vessels from operating in Indonesian waters.  These recently acquired vessels are currently licensed and sanctioned by the Chinese Fisheries Management Bureau ("http://www.cnfm.gov.cn/ ") under the Ministry of Agriculture of China, which allows the vessels to operate and fish in the Western and Central Pacific Ocean of the International Waters.  The vessels, which are detailed below, are primarily focused on the catch of tuna and squid.

Pingtan's management is also continuing to work closely with the Indonesian government, which is currently undertaking a licensing check for all vessels previously operating in the area.

Asset Details

These six fishing vessels will increase Pingtan's carrying capacity, and the Company expects each vessel to generate annual net income of approximately $800,000 to $1 million.  The vessels are pre-owned longline fishing vessels and squid jigging vessels.  Longline fishing is a method of fishing which uses a long line, with baited hooks attached at intervals by means of branch lines to target fish species, and squid jigging is a technique which uses a lead sinker with a hook molded into it to attract squid.

The licenses that Pingtan purchased with the vessels make up the predominant portion of the total asset value, as indicated by the Western and Central Pacific Fisheries Commission ("WCPFC"), these fishing vessels are fully licensed in the Western and Central Pacific Ocean.

For more information regarding The Western and Central Pacific Fisheries Commission, please visit http://www.wcpfc.int/ ..

The Company went through a third-party appraisal process, and employed a globally recognized appraiser, BMI Appraisals Limited ("www.bmi-appraisals.com").  BMI Appraisals is one of the leading valuation companies and has been engaged by more than 1,000 companies, of which more than one-half are listed companies in Hong Kong, China and overseas.  The total transaction value was approved by Pingtan's Independent Directors and equals the appraisal value that was determined by BMI Appraisal's independent research.

List of 6 Recently Purchased Fishing Vessels

	Name of Vessel (Old)	Type of Fishing Method(s)	Area of Fishing	Date of Building	Gross Tonnage/Net Tonnage	WCPFC Record
1	FU YUAN YU 001	Longline Fishing	International	3/14/1978	495/203	http://www.wcpfc.int/node/12412
2	FU YUAN YU 002	Longline Fishing	International	6/6/1978	491/203	http://www.wcpfc.int/node/12413
3	FU YUAN YU 008	Longline Fishing	International	4/9/1984	580/191	http://www.wcpfc.int/node/12409
4	FU YUAN YU 009	Squid Jigging	International	4/28/1978	495/203	http://www.wcpfc.int/node/12410
5	FU YUAN YU 010	Squid Jigging	International	6/15/1980	590/204	http://www.wcpfc.int/node/12411
6	FU YUAN YU 525	Longline Fishing	International	6/15/1982	652/266	http://www.wcpfc.int/node/17084

Pingtan includes the valuation reports for these six vessels, on its website at the following link: http://www.ptmarine.com/fishing-operations/our-vessels

Transaction Details

The Company has purchased the six fishing vessels from two companies, Fuzhou Yishun Deep-Sea Fishing CO., Ltd. ("Yishun") and Fuzhou Honglong Ocean Fishery Co., Ltd. ("Hong Long"), which are owned by Pingtan's Chairman and CEO, Mr. Xinrong Zhou.  The Company intends to finance the purchase completely through cash on its balance sheet, which consisted of $67.4 million at March 31, 2015.  The Company believes that it will have sufficient capital to service its existing debt and explore further expansion in the coming months.

Management Commentary

Mr. Xinrong Zhuo, Chairman and CEO of the Company, commented, "We continued to re-evaluate our existing asset base through the first six months of the year in light of the challenging circumstances surrounding the Indonesian moratorium.  We have seen no reduction in consumer demand from China for seafood products.  As a result, we mutually reached an agreement that resulted in the sale of privately-owned vessels to Pingtan, with each vessel having the proper license to fish in international waters.  We felt that the short and long-term opportunity from China's growing consumer demand could provide significant benefits to companies that were well-capitalized and positioned to take advantage.  Going forward, we believe that the Indonesian moratorium will be a positive for Pingtan, as it will ensure proper pricing and a reduction in competition from lesser capitalized competitors.  But in the interim our Board felt that diversifying our asset base was in the Company's long-term best interest.  We engaged a third-party appraisal firm to ensure that the pricing was appropriate, and look forward to deploying the vessels on behalf of the Company in the coming weeks."

About Pingtan Marine

Pingtan is a global fishing company, engaging in ocean fishing through its wholly-owned subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing.  Pingtan Fishing primarily engages in ocean fishing with many of its self-owned vessels operating within the Indian Exclusive Economic Zone and the Arafura Sea of Indonesia. Pingtan Fishing is a growing fishing company and provider of high quality seafood in the PRC.

Business Risks and Forward-Looking Statements

This press release may contain forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in Pingtan's SEC filings available at www.sec.gov, including Pingtan's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Definitive Proxy Statement. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason.

Contact:

Roy Yu
Chief Financial Officer
Pingtan Marine Enterprise Ltd.
Tel: +86-591-8727-1753
ryu@ptmarine.net

INVESTOR RELATIONS:

The Equity Group Inc.
Katherine Yao, Associate
Tel: +86-10-6587-6435
kyao@equityny.com